Exhibit 99.1

WESTERN GAS RESOURCES, INC.

ANNOUNCES SECOND QUARTER 2004 RESULTS

DENVER, August 5, 2004.  Western Gas Resources, Inc. (NYSE:WGR) today announced that for the quarter ended June 30, 2004, it had net income of $14.0 million or earnings of  $0.19 per share of common stock. This compares to net income of $20.9 million or earnings of $0.28 per share of common stock for the same period in 2003.  Revenues for the quarter ended June 30, 2004 totaled $726.3 million.

Results for the second quarter of 2004 include the effect of a $6.7 million after-tax charge related to the previously announced redemption of the Company’s 10% Senior Subordinated Notes and a $7.0 million after-tax charge related to a previously announced settlement with the Commodity Futures Trading Commission.  In total these items reduced earnings per share of common stock by $0.18.

For the six months ended June 30, 2004, net income was $43.1 million, or earnings of $0.58 per share of common stock. This compares to net income of $44.3 million, or earnings of $0.59 per share of common stock, for the same period in 2003.    Revenues for the six months ended June 30, 2004 were $1.5 billion.

Results for the six months ended June 30, 2004 include the effect of the previously discussed $6.7 million and $7.0 million after-tax charges and the benefit from the cumulative effect of a change in accounting principle.  In total these items reduced earnings per share of common stock by $0.12.  Results for the six months ended June 30, 2003 include a reduction of earnings per share of common stock from the cumulative effect of a change in accounting principle of $0.09.

Earnings per share for all periods are on a fully-diluted basis and are after giving effect to preferred stock dividends.  All earnings per share amounts for 2003 have been restated to reflect the two for one stock split completed on June 18, 2004.

For the second quarter of 2004, Adjusted EBITDA (earnings before interest, debt prepayment charges, taxes, depreciation and amortization) was $65.0 million and cash flow before working capital adjustments was $55.1 million.

For the six months ended June 30, 2004, Adjusted EBITDA (earnings before interest, debt prepayment charges, taxes, depreciation and amortization and the cumulative effect of a change in accounting principle), was $131.8 million and cash flow before working capital adjustments was $116.0 million.

Volumes and prices.  Net production was 13.6 billion cubic feet equivalent (“Bcfe”) in the second quarter of 2004 and averaged 150 million cubic feet equivalent per day (“MMcfed”), representing a slight increase compared to the same period of 2003.  Natural gas equity production sold, which includes the effect of prior period adjustments and sales imbalances, was 13.5 Bcfe in the second quarter of 2004, or 148 MMcfed.

Gas throughput volumes at the Company’s gathering and processing facilities were 1.3 billion cubic feet per day (“Bcfd”)

in the second quarter of 2004, unchanged compared to the second quarter of 2003.

Total gas sales volumes marketed, including equity gas production, gas produced at the Company’s plants and gas purchased from third parties for resale, were 1.2 Bcfd in the second quarter of 2004, a slight decrease compared to the same period in 2003.  Average gas prices increased 12 percent to $5.49 per thousand cubic feet (“Mcf”) in the second quarter of 2004 compared to $4.91 per Mcf for the same period in 2003.

Total natural gas liquids (“NGLs”) sales volumes marketed averaged 1.6 million gallons per day (“MMGald”) in both the second quarter of 2004 and in the same period in 2003.  Average NGL prices increased 24 percent to $0.68 per gallon in the second quarter of 2004 compared to $0.55 per gallon in the same period in 2003.

Operations.  The Company’s fully integrated operations include exploration, production, gathering, processing, transportation and marketing of natural gas and NGLs.

Exploration and production realized segment-operating profit of $36.6 million for the second quarter of 2004 compared to $28.5 million for the same period in 2003.  This increase was primarily due to substantially higher natural gas prices.

Gathering and processing realized segment-operating profit of $41.0 million for the second quarter of 2004 compared to $26.2 million for the second quarter of 2003.  This increase is primarily due to higher commodity prices and improved contract terms in the Powder River Basin.

Gas transportation realized segment-operating profit of $2.5 million for the second quarter of 2004 compared to $2.9 million for the second quarter of 2003.  The transportation segment includes the results from the MIGC and MGTC pipelines in the Powder River Basin.

Marketing realized segment-operating profit of $3.3 million for the second quarter of 2004 compared to $8.8 million for the same period in 2003.  The results for the marketing business in 2003 benefited significantly from transactions utilizing the Company’s firm transportation capacity between the Rocky Mountain region and the Mid-Continent markets when price differentials were substantially more than in 2004.

Powder River Basin Coal Bed Methane (“CBM”).  In the second quarter of 2004, Powder River Basin CBM net production increased three percent to 10.6 Bcfe compared to the first quarter of 2004 and was seven percent less than the same period last year.  Net CBM production sold, which includes the effect of prior period adjustments, increased seven percent to 10.8 Bcfe in the second quarter of 2004 compared to the first quarter of 2004, but decreased three percent from the same period last year.  The Company, with its partner, continues to be the largest producer of methane in the basin.

As of July 2004, gross CBM production from wells in which the Company has an interest in the Big George coal was approximately 57 MMcfd of gas from five development areas, an increase of approximately 78 percent from a year ago.  Overall, total industry production from the Big George coal has increased to approximately 137 MMcfd as of May 2004.

Based on drilling and permitting progress to date, the Company expects to reach its 2004 goal of participating in 800 CBM wells in the Powder River Basin, including 500 wells in the Big George coal.

Western averaged 399 MMcfd of CBM gathering volumes, including third-party gas, during the second quarter of 2004, compared to 414 MMcfd in the same period in 2003.  Of that volume, approximately 113 MMcfd was transported through the Company’s MIGC pipeline. The Company remains the largest gatherer and transporter of coal bed methane in the Powder River Basin.

Greater Green River Basin.  Net production from the Pinedale Anticline, Jonah Field and Sand Wash Basin development areas in southwest Wyoming and northwest Colorado was 2.9 Bcfe in the second quarter of 2004 and averaged 32 MMcfed, an increase of 40 percent compared to the same period last year.  Net production sold, which includes the result of imbalances, increased nine percent to 2.7 Bcfe net in the second quarter of 2004 compared to the same period last year. In 2004, Western plans to participate in approximately 70 gross wells on the Pinedale Anticline.

Ten gross wells are planned in the Sand Wash Basin, of which five have been drilled in the first six months of 2004.

Capital Expenditures.  The Company increased its budget for capital expenditures in 2004 to $339.7 million, including $82.2 million for the previously announced acquisition of upstream and midstream assets in the San Juan Basin. The revised 2004 capital budget includes approximately $142.1 million for exploration and production and lease acquisition activities, $104.6 million for midstream activities and $10.8 million for administrative and capitalized costs.

Balance sheet.  At June 30, 2004, Western had total assets of $1.5 billion, cash and cash equivalents in short-term investments of $2.9 million, total long-term debt outstanding of $285 million and a debt to capitalization ratio, net of cash and cash equivalents, of 32 percent.

CEO comments.  Peter Dea, President and Chief Executive Officer, commented, “The realization and outlook for strong commodity prices, volume growth and our low cost structure continue to benefit and sustain our shareholders for value appreciation.  Our integrated approach to developing and delivering unconventional Rocky Mountain natural gas to much needed U.S. markets continues to prove very successful.  Our Big George CBM production from the Powder River Basin continues to increase from our current development areas and more pilot areas are expected to begin producing gas shortly. In the Pinedale Anticline, the recently received approval to downspace our leasehold from 40 to 20 acres, will provide additional production and reserves to our interest throughout the decade.”

Operational performance guidance for the remainder of 2004.  Operational performance guidelines for 2004 were provided in a press release by the Company dated February 13, 2004 and updated May 6, 2004.  The following information, which includes the impact of the pending San Juan acquisition, represents modifications to the previous guidance.

Production.  Production volumes are expected to average 162 MMcfed net during the second half of 2004.  This includes 121 MMcfd of CBM production in the Powder River Basin, 34 MMcfed from the Greater Green River Basin and seven MMcfd in the San Juan Basin.  For the full year 2004 production volumes are expected to be 154 MMcfed, an increase of four percent compared to 2003.  Lease operating expense for all production is expected to average approximately $0.67 per Mcf for the remainder of the year, which includes production overhead of $0.10 per Mcf.  Other miscellaneous expenses, which includes land and exploration costs, are expected to be $0.09 per Mcf.  The Company follows the successful efforts method of accounting for oil and gas exploration and production activities.

Gathering and Processing.  Throughput volumes for the second half of 2004 are expected to average 1.3 to 1.4 Bcfd. Plant gas sales are expected to average 360 MMcfd and plant NGL sales are expected to average 1.4 MMGald for the second half of 2004.  The gross operating margin (gross revenues less product purchase expenses) for the gathering and processing business is expected to average approximately $0.50 per Mcf of facility throughput for the remainder of 2004.  Gross operating margin is dependent on commodity prices, and these estimates are based on an assumption of $5.75 per Mcf for natural gas and $38 per barrel for crude oil (NYMEX-equivalent prices.)  Plant operating expenses are expected to average $0.18 per Mcf of throughput for the second half of 2004.

Transportation.  Gas transportation and sales volumes are expected to be approximately 155 MMcfd and revenues are projected to be approximately $11.0 million for the remainder of 2004.  Operating income, after deducting pipeline operating expense and product purchase expense, is expected to be approximately $5.0 million for the remainder of 2004.

Marketing.  Total gas sales volumes marketed (which include production, plant and third-party gas) are expected to be 1.3 Bcfd for the last six months of 2004.  Total NGL sales volumes marketed, including plant and third party volumes, are expected to average 1.6 MMgald for the last six months of 2004.  NGL marketing margins are expected to average approximately $0.01 per gallon.  These assumptions include the impact of mark-to-market accounting for the Company’s marketing activities.

Other expenses.  General and administrative expenses are expected to be $19.8 million, depreciation, depletion and amortization expenses are expected to be $46.2 million and interest expenses are estimated to be $6.8 million for the second half of 2004.  The provision for income taxes for the remainder of the year is expected to be approximately 37 percent.

Earnings conference call.  Western invites you to participate in its second quarter 2004 earnings conference call today at 9:30 a.m. (Mountain Time) by dialing (719) 457-2727.  Please dial in five to ten minutes before the start of the call.  A replay of the conference call will be available through midnight, August 11, 2004 by dialing (719) 457-0820 (passcode 369953).  The live conference call may also be accessed on the Internet by logging onto Western’s Web site at www.westerngas.com.  Select Financial/Investor Information followed by the Current News option on the menu.  Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software.  An audio replay will be available on the web site through August 31, 2004.

Company description.  Western is an independent natural gas explorer, producer, gatherer, processor, transporter and energy marketer providing a broad range of services to its customers from the wellhead to the sales delivery point.  The Company’s producing properties are located primarily in Wyoming, including the developing Powder River Basin coal bed methane play, where Western is a leading acreage holder and producer, and the rapidly growing Pinedale Anticline.  The Company also designs, constructs, owns and operates natural gas gathering, processing and treating facilities in major gas-producing basins in the Rocky Mountain, Mid-Continent and West Texas regions of the United States.  For additional Company information, visit Western’s web site at www.westerngas.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding commodity prices, expenses, sales and operating margins, sales volumes, acquisitions, capital expenditures, drilling activity and production volumes for the remainder of 2004.  Although the Company believes that its expectations are based on reasonable assumptions, Western can give no assurances that its goals will be achieved. These statements are subject to a number of risks and uncertainties, which may cause actual results to differ materially.  These risks and uncertainties include, among other things, changes in natural gas and NGL prices, government regulation or action, litigation, environmental risk, geological risk, weather, rig availability, transportation capacity and other factors as discussed in the Company’s 10-K and 10-Q Reports and other filings with the Securities and Exchange Commission.

Financial Results:

(Dollars in thousands except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Revenues:
Sale of gas	$595,793	$558,921	$1,260,991	$1,352,191
Sale of natural gas liquids	102,021	80,783	194,936	172,832
Gathering, processing and transportation revenues	24,410	21,458	41,239	41,235
Price risk management activities	3,548	(1,421)	(1,820)	(19,115)
Other, net	531	750	2,173	1,454

Total revenues	726,303	660,491	1,497,519	1,548,597

Costs and expenses:
Product purchases	602,166	559,836	1,259,508	1,331,438
Plant and transportation operating expense	22,255	22,612	44,189	44,534
Oil and gas exploration and production expense	19,812	13,290	36,922	25,801
Depreciation, depletion and amortization	22,348	17,685	44,974	35,828
Selling and administrative expense	17,255	9,923	27,201	20,515
(Gain) loss from asset sales	1,639	(195)	1,639	86
(Earnings) from equity investments	(1,776)	(1,867)	(3,702)	(3,429)
Interest expense	5,351	6,429	11,153	13,243
Loss from early extinguishment of debt	10,662	—	10,662	—

Total costs and expenses	699,712	627,713	1,432,546	1,468,016

Income before taxes	26,591	32,778	64,973	80,581

Provision for income taxes	12,616	11,878	26,624	29,582

Net income before cumulative effect of changes in accounting principles	13,975	20,900	38,349	50,999

Cumulative effect of changes in accounting principles, net of tax	—	—	4,714	(6,724)

Net income	13,975	20,900	43,063	44,275

Preferred stock requirements	(19)	(1,811)	(835)	(3,623)

Net income available to common stock	$13,956	$19,089	$42,228	$40,652

Weighted average shares of common stock outstanding	73,158,240	66,295,886	70,942,578	66,235,624

Earnings per share of common stock	$0.19	$0.29	$0.60	$0.61

Weighted average shares of common stock - assuming dilution	75,329,143	74,526,718	72,820,040	74,416,882

Earnings per share of common stock - assuming dilution	$0.19 (1)	$0.28 (2)	$0.58 (3)	$0.59 (4)

(1)        Fully-diluted earnings per share for the quarter ended June 30, 2004 include, as potential common shares, the issuance of 1.9 million common shares from the possible exercise of stock options and 249,000 common shares upon an assumed conversion of the $2.625 cumulative convertible preferred stock, and also include an assumed reduction of preferred dividends of $19,000 in determining income attributable to common stock.

(2)        Fully-diluted earnings per share for the quarter ended June 30, 2003 include, as potential common shares, the issuance of 1.3 million common shares from the possible exercise of stock options and 6.9 million common shares upon assumed conversion reduction of preferred dividends of $1.8 million.

(3)        Fully-diluted earnings per share for the six months ended June 30, 2004 include, as potential common shares, the issuance of 1.9 million common shares from the possible exercise of stock options.

(4)        Fully-diluted earnings per share for the six months ended June 30, 2003 include, as potential common shares, the issuance of 1.2 million common shares from the possible exercise of stock options and 6.9 million common shares upon an assumed conversion of the $2.625 cumulative convertible preferred stock, and also include an assumed reduction of preferred dividends of $3.6 million in determining income attributable to common stock.

Condensed Consolidated Balance Sheet:

(Dollars in thousands)

	As of June 30, 2004	As of December 31, 2003
Assets:
Current assets	$389,047	$387,303
Property and equipment, net	1,040,140	996,761
Other assets	70,650	76,460

Total assets	$1,499,837	$1,460,524

Liabilities and Stockholders’ Equity:
Liabilities:
Current liabilities	$388,937	$358,981
Long-term debt	285,000	339,000
Other liabilities	227,812	200,034

Total liabilities	901,749	898,015

Stockholders’ equity	598,088	562,509

Total liabilities and stockholders’ equity	$1,499,837	$1,460,524

Reconciliation of Net Income to Adjusted EBITDA:

(Dollars in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net income	$13,975	$20,900	$43,063	$44,275

Add:
Cumulative effect of change in accounting principle, net of tax	—	—	(4,714)	6,724
Depreciation, depletion and amortization	22,348	17,685	44,974	35,828
Interest Expense	5,351	6,429	11,153	13,243
Loss from early extinguishment of debt	10,662	—	10,662	—
Income taxes	12,616	11,878	26,624	29,582

Adjusted EBITDA	$64,952	$56,892	$131,762	$129,652

Reconciliation of Net Income to Cash Flow before Working Capital Adjustments:

(Dollars in thousands)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003

Net income	$13,975	$20,900	$43,063	$44,275
Add income items that do not affect operating cash flows:
Depreciation, depletion and amortization	22,348	17,685	44,974	35,828
Deferred income taxes	13,624	9,806	24,089	26,989
Distributions less than equity income, net	1,795	(1,387)	335	44
(Gain)loss on sale of property and equipment	1,639	(195)	1,639	86
Non-cash change in fair value of derivatives	(1,523)	(3,683)	4,696	480
Compensation expense from repriced Stock options	295	381	476	528
Foreign currency translation adjustments	424	105	(1,104)	687
Cumulative effect of changes in accounting principles	—	—	(4,714)	6,724
Other non-cash items	2,536	(239)	2,584	(244)

Cash flow before working capital Adjustments	$55,113	$43,373	$116,038	$115,397

Operating Results:

(Dollars in thousands except per Mcfe, per Mcf and per Gal amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Exploration and Production:
Average gas production – net volumes sold (MMcfed)	148	149	147	148
Average gas price ($/Mcfe) (1)	$4.61	$4.05	$4.51	$4.46
Gathering and transportation expense ($/Mcfe)	$0.73	$0.65	$0.72	$0.68
Average wellhead gas price ($/Mcfe) (2)	$3.88	$3.40	$3.79	$3.78
Production taxes ($/Mcfe)	$0.48	$0.42	$0.50	$0.48
LOE ($/Mcfe) (3)	$0.66	$0.45	$0.65	$0.41
Other expense ($/Mcfe) (4)	$0.12	$0.12	$0.15	$0.09
Effect of equity hedges	$1,617	$(4,492)	$3,117	$(13,328)
Segment - operating profit	$36,559	$28,516	$69,673	$61,915
Depreciation, depletion and amortization	$10,875	$7,608	$21,866	$16,029

Gas Gathering and Processing:
Gas throughput volumes (MMcfd)	1,314	1,332	1,313	1,315
Average plant gas sales (MMcfd)	362	474	371	479
Average plant NGL sales (MGald)	1,378	1,358	1,388	1,376
Average gas price ($/Mcf) (5)	$5.08	$4.45	$5.03	$4.74
Average NGL Price ($/Gal) (6)	$0.64	$0.50	$0.63	$0.55
Gross operating margin ($/Mcf) (7)	$0.53	$0.40	$0.509	$0.44
Plant operating expense ($/Mcf) (7)	$0.181	$0.180	$0.175	$0.176
Effect of equity hedges	$(2,470)	$(2,095)	$(4,739)	$(8,731)
Income from equity investments	$1,776	$1,867	$3,702	$3,429
Segment - operating profit	$41,043	$26,181	$78,792	$58,202
Depreciation, depletion and amortization	$9,211	$7,583	$18,212	$15,117

Gas Transportation:
Gas transportation volumes (MMcfd)	156	157	154	175
Transportation and sales revenue	$5,715	$5,226	$11,454	$11,236
Operating and product purchase expense	$3,186	$2,281	$6,527	$4,229
Segment - operating profit	$2,529	$2,945	$4,927	$7,007
Depreciation, depletion and amortization	$408	$430	$824	$862

Marketing:
Average gas sales (MMcfd)	1,190	1,247	1,279	1,419
Average NGL sales (MGald)	1,643	1,625	1,627	1,639
Average gas price ($/Mcf)	$5.49	$4.91	$5.40	$5.26
Average NGL price ($/Gal)	$0.68	$0.55	$0.66	$0.58
Average gas sales margin ($/Mcf)	$0.013	$0.062	$0.016	$0.080
Average NGL sales margin ($/Gal)	$0.013	$0.012	$0.009	$0.010
Segment - operating profit	$3,322	$8,807	$6,273	$23,592
Depreciation, depletion and amortization	$35	$36	$52	$71

(1)          Net of fuel and shrink.

(2)          Net of fuel, shrink, gathering and transportation.  Excludes effect of hedging.

(3)          Includes production overhead.

(4)          Includes exploratory expense, delay rentals, impairment and unsuccessful well expense.

(5)          Represents average gas sales price adjusted for appropriate regional differential.

(6)          Represents average NGL sales price adjusted for appropriate transportation and fractionation charges.

(7)          Per Mcf of throughput.  Gross operating margin is gross revenues less product purchases and joint interest and excludes effect of hedging.

Table A – Q3-Q4 2004 and 2005 Equity Gas and NGL Hedges

Product	Year	Quantity and Settle Price	Hedge of Basis Differential
Natural gas	2004	70,000 MMbtu per day with a minimum price of $4.00 and a maximum price ranging from $6.50 to $9.45 per MMbtu (average of $7.81 per MMbtu.)	Mid-Continent – 55,000 MMbtu per day with an average basis price of ($0.27) per MMbtu.

			Permian – 5,000 MMbtu per day with an average basis price of ($0.34) per MMbtu.

			Rocky Mountain – 10,000 MMbtu per day with an average basis price of ($0.74) per MMbtu.

	2005	40,000 MMbtu per day with a minimum price of $4.50 and a maximum price of $8.74 per MMbtu.	Mid-Continent – 40,000 MMbtu per day with an average basis price of ($0.43) per MMbtu.

Crude, Condensate, Natural Gasoline	2004	50,000 Barrels per month with a minimum price of $22.00 per barrel and a maximum price of $30.08 per barrel.	Not Applicable

	2005	25,000 Barrels per month with a minimum price of $30.00 per barrel and a maximum price of $42.75 per barrel.	Not Applicable

Propane	2004	90,000 Barrels per month with a minimum price of $0.42 per gallon and a maximum price of $0.56 per gallon.	Not Applicable

	2005	50,000 Barrels per month with a minimum price of $0.54 per gallon and an average maximum price of $0.82 per gallon.	Not Applicable

Ethane	2004	50,000 Barrels per month. Floor at $0.31 per gallon.	Not Applicable

Investor Contact:	Ron Wirth, Director of Investor Relations
(800) 933-5603 or (303) 252-6090
e-mail: rwirth@westerngas.com